Levi Strauss & Co. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

Levi Strauss & Co. Appoints Artemis Patrick to Board of Directors

San Francisco (January 22, 2025) – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) announced today that its board of directors has elected Artemis Patrick to serve as a member of the board, effective February 1, 2025. The board also appointed Patrick to serve as a member of the board’s Audit and Nominating, Governance and Corporate Citizenship Committees, effective March 1, 2025. Patrick currently serves as president and CEO of Sephora North America, where she is responsible for the strategy, vision and financial performance of Sephora’s United States and Canadian businesses.

“It’s an honor to welcome Artemis Patrick to our board,” said Bob Eckert, chairman of LS&Co. Board of Directors. “Artemis has a proven track record as a multifaceted leader, with roots in merchandising, brand building, partnerships and e-commerce. Her deep industry and leadership expertise will be a valuable addition to our board as we continue to strengthen LS&Co.’s position in the retail and apparel industries while also furthering the company’s pivot to becoming a best-in-class omnichannel retailer.”

As CEO of Sephora North America, Patrick is responsible for shaping the retailer’s strategic multiyear growth for the U.S. and Canada. She also is a member of Sephora’s Global Leadership Team (SLT) and leads Sephora North America’s Operating Committee. During her 19 years at Sephora, Patrick has been a consistent leader across several business functions, most recently serving as global merchandising officer for Sephora and chief merchandising officer for Sephora Americas prior to being appointed CEO. She also plays an active role on Cosmetic Executive Women’s board, supporting and promoting the many talented women in the beauty industry.

“Growing up in San Francisco – home of Levi Strauss & Co. – I have been a fan of Levi’s® since I was a teenager. Levi’s® is the undisputed leader in denim – a global icon – that is evolving into a true lifestyle apparel brand,” said Patrick. “It’s a privilege to join the board at Levi Strauss & Co., and I look forward to working alongside this amazing team as it becomes a world-class retailer known for both its fashion and consumer experience while driving sustainable, profitable growth for the long term.”

Patrick has a Bachelor of Arts in economics from University of California, Santa Cruz, as well as Master of Business Administration from San Francisco State University.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in denim. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Levi Strauss Signature™ and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.’s reported 2023 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com/